Exhibit 99.1

Special Committee of Startek Updates Stockholders on

Status of Preliminary Non-Binding Proposal by CSP

DENVER, Colo.--(BUSINESS WIRE)—August 9, 2022—The Special Committee of the Board of Directors of Startek, Inc. (NYSE: SRT) announced today that it has received a non-binding proposal, dated August 8, 2022, from CSP Management Limited and certain of its affiliates (collectively, CSP) to acquire all the shares of Startek that CSP does not already own for $4.65 per share in cash. CSP is currently the beneficial owner of approximately 56% of the outstanding shares of Startek.

This new proposal constitutes a revision of CSP’s non-binding proposal, dated December 20, 2021, to acquire all the shares of Startek that CSP does not already own for $5.40 per share in cash.  In response to the proposal made on December 20, 2021, the Special Committee sought to determine whether the proposal was actionable and therefore requested that CSP provide reliable evidence that CSP would have access to the funds necessary to finance the proposal. Initially, CSP responded to these requests from the Special Committee by informing the Special Committee that CSP intended to fund the proposal entirely with debt financing, but that CSP was still in the process of trying to line up this debt financing. After continuing inquiries by the Special Committee to CSP as to whether the proposal would be able to be financed, CSP informed the Special Committee, as outlined in its filing of June 21, 2022 on Schedule 13D, that CSP intended to fund the proposal with up to $20 million of equity, to which CSP confirmed it had access at that time, and the remainder with debt financing, which CSP stated it was still in the process of trying to line up and for which CSP anticipated obtaining commitments by August 9, 2022. In sum, CSP has been working since its initial non-binding proposal was made on December 20, 2021 to see whether CSP could line up the financing necessary to fund the transaction described in the proposal.

Now CSP has informed the Special Committee that CSP was not able to arrange a debt and equity financing package on terms acceptable to CSP for its proposal, dated December 20, 2021, at $5.40 per share, that CSP has withdrawn its proposal, dated December 20, 2021, at $5.40 per share, and that CSP is replacing it with a new proposal, dated August 8, 2022, at $4.65 per share to be funded exclusively with equity financing. CSP has confirmed to the Special Committee that investment funds managed by affiliates of CSP have available cash and/or unfunded capital commitments in an aggregate amount that is sufficient to fund, in the form of equity financing, the entire acquisition consideration and all related costs and expenses for the proposed transaction at $4.65 per share and that CSP currently intends to apply such cash and commitments to the equity financing of this proposed transaction. In addition, CSP has reconfirmed to the Special Committee that CSP is not at this time interested in exploring any transaction where CSP would be a seller of its interest in Startek.

At this time, no determinations have been made by the Special Committee about the fairness or adequacy of the price per share specified in CSP’s revised, non-binding proposal or any of the other terms and conditions for the proposed transaction.

There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed, or that any transaction will be consummated.

Foros is serving as financial advisor to the Special Committee and Freshfields is serving as legal counsel.

Startek and the Special Committee do not intend to comment further about this proposal or any other potential transaction, unless and until a specific transaction is approved by the Special Committee.

About Startek

Startek is a global provider of tech-enabled customer experience (CX) management solutions, digital transformation, and technology services to leading brands. Startek is committed to impacting clients’ business outcomes by enhancing customer experience and digital and AI enablement across all touch points and channels. Startek has more than 46,000 employees spread across 42 delivery campuses in 13 countries. The company services over 175 clients across a range of industries, including banking and financial services, insurance, technology, telecom, healthcare, travel and hospitality, e-commerce, consumer goods, retail, media & cable and energy and utilities. To learn more, visit www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (SEC) on March 14, 2022, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Copies of these filings are available from the SEC, the Company’s website or the Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.